Exhibit 99.1

  PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. ANNOUNCES RECORD DATE
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS AND DATE FOR RELEASE OF EARNINGS

St. Louis, MO, November 14, 2007. . . Ralcorp Holdings, Inc. (NYSE: RAH) today announced that its Board of Directors has set Wednesday, November 28, 2007 as the record date for the 2008 Annual Meeting of Shareholders. The authorization was approved by the Company’s Board of Directors at a special telephonic meeting on Tuesday, November 13, 2007.  The Company will release its earnings for the fourth quarter of fiscal 2007 and outlook for fiscal 2008 at approximately 6:30 a.m. (Eastern) on Thursday, November 15, 2007.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

# # #